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                                                                    Exhibit 99.1


BIOTRANSPLANT INCORPORATED ANNOUNCES COMMITMENT FOR $17.8
MILLION PRIVATE PLACEMENT

CHARLESTOWN, Mass., June 6/PRNewswire/ -- BioTransplant Incorporated (Nasdaq:
BTRN - news) today announced that it has commitments from selected institutional and accredited investors to consummate a private placement of approximately 2.83 million shares of newly issued common stock, at a purchase price of $6.30 per share, for aggregate gross proceeds of approximately $17.8 million.

Pending consummation of the private placement, the Company intends to use the proceeds from the sale of its common stock to advance its immune modulation therapy programs encompassing the clinical development of its AlloMune(TM) family of product candidates, the expansion of development and commercialization of its Eligix Cell Separation Systems and to provide it with working capital for other general corporate purposes.

The shares of common stock to be sold in this private placement have not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States, except pursuant to an effective registration statement or an applicable exemption from registration requirements. Pending consummation of the private placement, the Company expects to promptly file a resale registration statement on Form S-3 for purposes of registering the resale of the shares of common stock.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the common stock. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act.